CONFIDENTIAL

                       COLLABORATION AND LICENSE AGREEMENT


          THIS COLLABORATION AND LICENSE AGREEMENT (the "Agreement") is entered into as of June 12, 1998 (the "Effective Date") between Aphton Corporation, a company organized under the laws of Delaware with its principal executive offices at the World Trade Center, 80 SW Eight Street, Suite 2160, Miami, Florida, (hereinafter "Aphton"), and SmithKline Beecham PLC, having a place of business at New Horizons Court, Great West Road, Brentford, Middlesex TW8 9EP, United Kingdom (hereinafter "SB").

          WHEREAS:

          1. Aphton is currently developing an anti-gonadotropin releasing hormone (GnRH) immunogen product for the treatment and prevention of gonadotropin and gonadal steroid hormone associated diseases and cancers in humans and owns and/or has rights under certain patents. patent applications and proprietary information relating thereto. Aphton has developed an immunogenic GnRH conjugate in animal models.

          2. SB has substantial expertise and has access within the SB group to established facilities for the development, manufacture, marketing and distribution of vaccines and desires to enter into this Agreement to develop and market Aphton's GnRH immunogen product for human use on a worldwide exclusive basis under Aphton's patent, patent applications and proprietary information relating thereto.

          3. Aphton and SB desire to collaborate in developing the GnRIH immmunogen product and Aphton is willing to grant a worldwide exclusive license under Aphton's patents, patent applications and proprietary information relating hereto and subject to the terms and conditions set forth herein.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

          Unless otherwise defined, capitalized terms used in this Agreement shall have the meanings set forth below:

          1.1 "Affiliate" shall mean, with respect to any party to this Agreement, any other Person, which directly or indirectly controls, is controlled by, or is under common control with, such party. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

          1.2 "Aphton Immunogen" shall mean Immunogens for use in the Field owned and/or controlled and/or discovered and/or developed by Aphton at any time during the term of this Agreement including but not limited to Immunogens discovered and/or developed by Aphton during the Development Program Term.

          1.3 "Aphton Know-How" means any present and future biological materials, research and development information, inventions, know-how, pre-clinical, clinical and other technical data relating to the Product for use in the Field which are Secret and Substantial, and vhich are owned, licensed to or otherwise held by Aphton and/or its Affiliates with the rights to license or sublicense the same to SB and which are necessary or useful for the development, use, production or commercialization of the Product within the Field as provided in this Agreement. Aphton Know-How shall include without limitation, all chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other information relating thereto and any materials, reagents and media.

          1.4 "Aphton Patents" shall mean all patents and patent applications (including those arising from the Development Program) which are or become owned and/or controlled, in whole or in part, by Aphton and/or any Affiliates of Aphton and/or licensed, in whole or in part to Aphton and/or any Affiliates of Aphton and under which Aphton has now or in the future the right to grant licenses and which generically or specifically claim Product and/or the use of Product and/or a process for manufacturing Product, and/or intermediates used in such process, and which in each case are necessary or useful for the development, use, production or commercialization of the Product within the Field. Included within the definition of Patents are any continuations, continuations in part, divisions, patents of additions, reissues, renewals or extensions (other than SPC) thereof. Also included within the definition of Patents are any patents or patent applications which generically or specifically claim or have claims covering any improvements of Product or intermediates or manufacturing processes required or useful for the production of Product which are developed by Aphton and/or under which Aphton otherwise has the right to grant licenses or sublicences, now or in the future during the term of this Agreement. The list of patent applications and patents encompassed within Patents on the Effective Date is set forth in Schedule A attached hereto.

          1.5 "Aphton Royalties" shall have the meaning set forth in Section 6.2.2.

          1.6 "Blocking Patents" shall mean any patents owned and/or controlled by Third Persons having claims which would be infringed by SB making, having made, using, having used, selling, offering for sale or having sold, importing or having imported all or part of Product and which would prevent SB from using the Technology.

          1.7 "Co-Exclusive License" shall mean that on a Regulatory Jurisdiction per Regulatory Jurisdiction basis a license to Technology hereunder for use in the Field may not be granted to more than two (2) Persons, including SB or rather than granting such a license to a Third Person in addition to SB, Aphton may use Technology hereunder.

          1.8 "Commercial Failure" shall mean the circumstances under which the quarterly Net Sales of Product decline by [Redacted]* on a Regulatory Jurisdiction per Regulatory Jurisdiction basis; provided, however that such decline is not caused by (i) a significant change in market conditions (including, without limitation, governmentally-mandated price reductions or launch by a Third Person of a Competing Product or other product targeting any gonadotropin, gonadotropin receptor or gonadal steroid associated disease or condition), (ii) change of existing laws or regulations, or adoption of new laws or regulations, (iii) Force Majeure Events, (iv) safety and efficacy reasons as reasonably determined by SB after discussion with the appropriate regulatory authority, (v) change of marketing strategy (including without limitation a reduction of price) and/or (vi) availability of Product.

          1.9 "Commercial Launch" shall mean the first commercial sale of the Product in Finished Form in any Regulatory Jurisdiction in the Territory.

          1.10 "Company Information" shall mean the information or materials provided by either Aphton or SB to the other party, whether furnished before or after the Effective Date, including, without limitation, the information on materials, substances, formulations, techniques, technology, equipment, data, reports, know-how, sources for supply, patent position and business plans.

          1.11 "Competing Product" shall mean any Immunogen targeting GnRH or GnRH receptors, any GnRH analog, any GnRH antagonist product which is designed, licensed for use and put to use for the treatment or prevention of any gonadotropin or gonadal steroid hormone associated disease or condition.

          1.12 "Development Program" shall have the meaning set forth in Section 3.1.

          1.13 "Development Program Term" shall mean the period specified in Schedule B during which the Development Program will be executed up to and including the filing of the Product dossier in USA, EU and Japan..

          1.14 "Field" shall mean the diagnosis, treatment and prevention of gonadotropin, gonadal steroid hormone(s) or GnRH receptor(s) associated diseases and cancers in humans including but not limited to endometriosis, polycystic ovaries, uterine fibroids, contraception, infertility, precocious puberty, prostate cancer, breast cancer, ovarian cancer and endometrial cancer.

------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

          1.15 "Finished Form" shall mean a finished pharmaceutical dosage form, packaged and labeled for sale or distribution.

          1.16  "Force  Majeure  Events"  shall  have the  meaning  set forth in
Section 12 hereof.

          1.17 "GnRH" shall mean gonadotropin releasing hormone, a peptide of human or animal origin with variable amino acid sequence, including but not limited to what is commonly known as GnRH I, GnRH II, GnRH III and LHRH.

          1.18 "Immunogen" shall mean (i) any construct including GnRH or GnRH analog or portion of GnRH and/or (ii) antigens and/or (iii) proteins and/or (iv) other physical forms based on such Immunogen, such as peptides (monoclonal, bispecific, anti idiotypic antibodies) and/or nucleic acids (DNA, RNA) delivered in any form including recombinant vectors.

          1.19 "Major Markets" shall mean USA, France, Germany, UK, Japan and Italy.

          1.20 "Marketing Plan" shall mean the marketing plan prepared by SB as set forth in Section 5.1 (ii) which contains a.o. forecasted sales and Product Costs and Expenses, broken down per Major Markets.

          1.21 "Multivalent Product" shall mean a Product which contains other than Aphton Immunogen also one or more therapeutically and/or prophylactically active Immunogens which are not included in Product.

          1.22 "Net Sales" shall mean the gross receipts from sales of Product in the Territory by SB and/or its Affiliates and/or its sublicensees and/or its distributors to Third Persons less the fol1owing deductions:

          (i) transportation charges, including insurances; and

          (ii) sales and excise taxes and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, importation, use or sale of Product, including without limitation, contributions and payments required by any governmental authorities as liability provisions and/or made pursuant to injury compensation schemes and/or as product liability insurance premiums such as the National Vaccine Compensation Act in the US; and

          (iii) trade, quantity and cash discounts, commissions and other price reduction programs customary to the trade or required by law; and

          (iv) allowances or credits to customers or charges back from customers on account of rejection or return of Product subject to royalty under this Agreement or on account of retroactive price reductions affecting such Product; and

          (v) royalties payable and/or paid by SB to Third Persons on the manufacture, use and/or sale of Product not otherwise deducted or shared between both parties hereunder.

          Sales between or among SB and its Affiliates or sublicensees or distributors shall be excluded from the computation of Net Sales except where such Affiliates or sublicensees are end users, but Net Sales shall include the subsequent final sales to Third Persons by such Affiliates of sublicensees or distributors.

          If a Product is sold as Multivalent Product, Net Sales of Multivalent Product shall be multiplied by the fraction A/A+B where A is the unit invoice price of a separately sold Product which contains as specific immunogenic material Aphton Immunogen and B is the unit invoice price of a separately sold vaccine which contains as specific immunogenic material only Immunogen(s) other than Aphton Immunogen contained in Multivalent Product.

          1.23 "Person" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

          1.24 "Product" shall mean any product comprising an anti-GnRH or an anti-GnRH receptor Immunogen construct being owned or controlled and/or developed by Aphton hereunder, for use in the Field, to the extent such product is encompassed in Technology.

          1.25 "Product Cost and Expenses" shall mean on a Regulatory Jurisdiction per Regulatory Jurisdiction basis and pro-rated per month for each year during the five year period after Commercial Launch, with the exception of paragraphs (ii) and (iii) below which shall only be considered for the calculation of Excess (as defined in Section 6.2.5) in the first 12 months after Commercial Launch in a Regulatory Jurisdiction:

          (i) SB's fully absorbed standard cost of goods, formulation, bulk manufacturing, filling, packaging and storing of the Products; and

          (ii) Costs  related to regulatory  approvals to the following  extent:
(a) from the moment of Commercial Launch in Major Markets and 12 months thereafter, all costs incurred by SB during the year preceding Commercial Launch (including a reasonable overhead) related to regulatory approvals up to and including PLA/ELA in such Major Market; (b) for the purpose of determining said costs under paragraph (ii)(a) above in Regulatory Jurisdictions other than Major Markets, the average weighted cost per unit of Product as this results from paragraph (ii)(a) for Major Markets, shall apply to number of doses sold in the Regulatory Jurisdiction other than Major Markets in the 12 months period after Commercial Launch in such Regulatory Jurisdiction; and

          (iii) Prelaunch cost: as from Commercial Launch in a Regulatory Jurisdiction and 12 months thereafter, all prelaunch costs (including a reasonable overhead) incurred by SB during the year preceding Commercial Launch in such Regulatory Jurisdiction necessary for the marketing, distribution and selling of the Product in such Regulatory Jurisdiction; and

          (iv) Costs relating to marketing distributing and selling the Product in Major Markets as such costs result from the forecasted costs given under the Marketing Plan for such Major Market in such year. For the purpose of determining such costs under this paragraph (iv) for Regulatory Jurisdictions other than Major Markets, the average weighted percentage of such costs on Net Sales in Major Markets shall apply for said Regulatory Jurisdictions.

          1.26  "Product   Trademark"  shall  mean  all  trademarks,   trademark
applications or registered marks for the Product in any Regulatory Jurisdiction.

          1.27 "Regulatory Jurisdiction" shall mean any country, kingdom, territory, principality, or other jurisdiction in which regulatory or other governmental approval for manufacturing, promoting, marketing, distributing and selling the Product is required. For the avoidance of doubt the European Union shall not be considered as a separate Regulatory Jurisdiction.

          1.28 "SB Adjuvant Technology" shall mean technology pertaining to adjuvants (including but not limited to SB Know-How and/or patents), owned and/or controlled by SB and/or its Affiliates at any time during the term of this Agreement.

          1.29 "SB Know-How" shall mean all present and future technical information, materials and know-how which are now and/or at any time during the term of this Agreement developed, owned, proprietary to and/or controlled by SB and/or its Affiliates. SB Know-How shall include, without limitation, all chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other information relating thereto and any materials, seeds, strains, reagents and media.

          1.30 "Secret" shall mean that the Aphton Know-How as a body or in the precise configuration and assembly of its components is not generally known or easily accessible and has been treated as trade secret by Aphton, so that part of its value consists in the lead-time SB gains when it is communicated to it.

          1.31 "Substantial" shall mean that the Aphton Know-How includes useful information which is of importance for the whole or significant part of (i) the manufacturing process or (ii) the Product or (iii) the development thereof and excludes information which is trivial.

          1.32 "SPC" shall mean supplementary Protection Certificates for medicinal products and their equivalents provided under Council Regulation (EEC) No 1768/92 of June 18, 1992.

          1.33  "Technology"  shall mean  Aphton  Know-How  and Aphton  Patents.

          1.34 "Territory" shall mean worldwide.

          1.35 "Third Person" shall mean any Person other than Aphton or SB or their respective Affiliates.

          1.36 "Work Report" shall mean the report prepared by each party on a quarterly basis or on some other timely basis as decided by the Steering Committee (as defined in Section 4.2.(c) hereunder) and submitted to the Steering Committee setting forth the work performed by each party during the Development Program Term in the previous quarter in furtherance of the goals of the Agreement and setting out a proposed plan for future work to be performed by that party as requested by the Steering Committee.

          "Interpretative Rules". For the purpose of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:
(a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender; (b) references to "Articles", "Sections" and other subdivisions and to "Schedules" and "Exhibits" without reference to a document, are to designated Articles, Sections and other subdivisions of, and to Schedules and Exhibits to, this Agreement; (c) the use of the term "including" means "including but not limited to"; and (d) the words "herein", "hereof', "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provisions.

                                    ARTICLE 2
                                  LICENSE GRANT

          2.1 License Grant. Aphton hereby grants to SB and its Affiliates as from the Effective Date an exclusive right and license with the right to grant sublicenses in the Territory to develop, make, have made, use, have used, register, promote, market, distribute, sell, and have sold Product for use in the Field under the Technology and SPC.

          2.2 Co-Exclusive License. Aphton shall have the right to turn the exclusive right and license granted to SB hereunder into a Co-Exclusive License on a Regulatory Jurisdiction per Regulatory Jurisdiction basis and to co-promote in that Regulatory Jurisdiction on sixty (60) days notice to SB if in a given Regulatory Jurisdiction: (a) within one hundred and twenty (120) days after the receipt of all necessary regulatory approvals including price approvals for the Commercial Launch of the Product within said Regulatory Jurisdiction, SB does not use commercially reasonable diligence to begin promoting and marketing the Product in that Regulatory Jurisdiction, (b) SB ceases any significant efforts to continue marketing the Product in such Regulatory Jurisdiction for a period of 180 days, (c) a Commercial Failure of the Product in such Regulatory
Jurisdiction occurs, or (d) a Competing Product is introduced by SB in a Regulatory Jurisdiction which causes a material reduction of sales of more than [Redacted]*% of Product per calendar year in such Regulatory Jurisdiction. SB will take all steps as may be necessary or useful to reasonably permit a Third Person or Aphton to co-promote the Product as set forth under this Section 2.2. In such event parties shall discuss in good faith all necessary arrangements including supply by SB of Product at arm's length conditions, the use of SBs trademarks and the terms and conditions of licensing under SB Adjuvant Technology and/or SB Know-How.

          2.3 Additional Technology. During the Development Program Term, if SB or Aphton believe that technology related to the subject matter of the Development Program that is controlled by a Third Person, which may include new lmmunogens, adjuvants and/or Blocking Patents ("Additional Technology") would be valuable or necessary to the Development Program in the Field hereunder Aphton or SB as appropriate shall present such Additional Technology to the Steering Committee along with a written report. The Steering Committee shall then determine, except for Blocking Patents which shall be at SB's sole discretion subject to other provisions contained herein, whether licenses to, and/or acquisitions of, such Additional

------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

Technology should be made, and SB shall approach and negotiate the terms of any agreement(s) with any Third Person including, without limitation payments for sponsored research. No such Third Person license and/or acquisition shall be effective with respect to SB unless and until SB has specifically agreed in writing to abide by the applicable terms and conditions of any such license and/or acquisition.

                                   ARTICLE 3
                               DEVELOPMENT PROGRAM

          3.1 Responsibilities.

          (i) During the Development Program Term parties will cooperate in the development of Products. The initial program of activities to be conducted under the Development Program during the Development Program Term is set forth in Schedule B, which can be amended and/or complemented from time to time by the Steering Committee.

          (ii) The Development Program shall be conducted under the direction of the Steering Committee who shall have overall responsibilities for such Development Program, including but not limited to fixing the budget and updating quarterly the Development Program. The responsibilities and operation of the Steering Committee are set forth in Section 4.

          (iii) The objective of the Development Program will be the development of Products for use in the Field.

          (iv) During the Development Program Term and any extensions thereof Aphton undertakes to (i) use best efforts to materially perform all those additional or residual activities not performed by SB hereunder and set forth in the Development Program; (ii) use all reasonable efforts to achieve the Development Program's objective and (iii) use best efforts to achieve the milestones within the Development Program Term.

          (v) During the term of this Agreement Aphton shall not enter into a collaboration agreement with a Third Person to develop a Competing Product for use in the Field without the prior written consent of SB.

          (vi) During the Development Program Term, Aphton shall submit to SB quarterly progress reports detailing the development work accomplished in the previous quarter.

          (vii) If the Steering Committee (as defined in Section 4.2(a)) determines that during the Development Program SB Know-How and/or SB Adjuvant Technology is required for the development of the Product, SB will make available such technology. In case Aphton would exercise its right to co-promote Product in accordance with Section 2.2, parties will negotiate in good faith the terms and conditions of such licensing as set forth in Section 2.2.

          3.2 SB's Responsibility. SB will be responsible for (a) funding all costs associated with the development of the Product by Aphton during the Development Program Term in accordance with the budget approved by the Steering Committee, including all costs associated with manufacturing and developing clinical trial batches of the Product including. but not limited to, the cost of active substance for clinical trials and the assistance of clinical trial support personnel, (b) paying all out-of-pocket expenses incurred by Aphton at SB's request during the Development Program Term, and (c) funding those costs associated with obtaining regulatory approval to market the Product in SB's name in each Regulatory Jurisdiction in the Territory including, but not limited to, the cost of clinical trials.

          In the event that SB's funding obligation under this Section 3.2 exceeds [Redacted]* per indication within the Field during the term of this Agreement, such portion exceeding [Redacted]* shall be fully creditable against Aphton Royalties as set forth in Section 6.2.2 and/or the royalties payable under Section 6.5. For the avoidance of doubt, prostate cancer shall be considered as one (1) indication, regardless its stage of development.

                                   ARTICLE 4
                       OPERATION OF THE STEERING COMMITTEE

          4.1 Cooperation of the Parties. The parties shall cooperate in good faith under this Agreement. For the purpose thereof, each party shall, subject to the conditions set forth in Article 10 hereof, provide any Company Information to the other party as determined by the Steering Committee to effectively develop Product. Each party shall prepare its Work Report on a quarterly basis during the Development Program Term which will be reviewed by the Steering Committee.

          4.2 Steering Committee.

          (a) A steering committee (the "Steering Committee") shall be established to supervise the performance of the parties during the Development Program Term. The Steering Committee shall have an equal number of members appointed by each party and shall be initially comprised of a total of six (6) members. The total number of Steering Committee members may be changed by the Steering Committee from time to time as appropriate, but in all cases it will be comprised of an equal number of members from each party. Each party may substitute its representatives from time to time and the substitution is effective upon notice to the other party.

          (b) The Steering Committee shall meet as often as required to ensure the effective operation of the Development Program but in no event less than quarterly on such date and at such place as to be agreed upon between the parties. The meetings of the Steering Committee may be held in person or in any other reasonable manner, including, without limitation, by telephone, video conference or E-mail. Each of the Steering Committee members shall have one vote and all the decisions of the Committee must be made by a majority vote. A representative of SB shall chair each meeting. Members of the Steering Committee will be permitted to attend such meetings by electronic means (telephone, E-mail, video conference, etc.). It is contemplated that additional representatives of the parties may attend and participate in the Steering Committee meetings, however, such additional representatives will not be entitled to participate in the voting process. As a first order of business, the Steering Committee will draft procedures which will govern the operation of the Steering Committee and its decision making process and the specific criteria to be used in the determinations set forth in Section 4.2(c) below. However in case of deadlock, the Steering Committee shall document the opinions of both parties and the opinion of SB's representatives shall prevail, provided, however, that if such decision would have a significant impact on the time to market Product or on Aphton Royalties,

------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

the Steering Committee shall escalate the issue to the General Manager Senior Vice President of SB and C.E.O. of Aphton who shall try to resolve the issue within thirty (30) days. Failing to agree on such issue, the decision of the General Manager Senior Vice President of SB shall prevail.

          (c) The Steering Committee shall be responsible for (i) determining the profile of Product, (ii) overall management of the Development Plan and related activities. (iii) planning and reviewing clinical trial and regulatory strategies, (iv) review of manufacturing arrangements to ensure consistency of supply and Product compliance with regulatory requirements and Good Manufacturing Practice during the Development Program Term, (v) reviewing the quarterly Work Reports submitted by each party, and (vi) approving the annual budget.

          Notwithstanding the foregoing, during the period in which SB's rights are no longer exclusive in a Regulatory Jurisdiction pursuant to Aphton's exercise of its rights under Section 2.2 hereof, the Steering Committee will no longer be responsible for the items described in the foregoing clauses (iii),
(iv) and (v) with respect to such Regulatory Jurisdiction.

                                   ARTICLE 5
                      DEVELOPMENT, MANUFACTURING, MARKETING

          5.1 (i) SB will in accordance with SB's reasonable business and scientific judgment and the Development Program, exercise its reasonable efforts and diligence in developing and commercializing Product and in undertaking investigations and actions required to obtain appropriate governmental approvals to market Product. All such activity shall be undertaken at SB's expense. At SB's request, Aphton shall supply to SB reasonable technical assistance in undertaking such investigations and actions.

               (ii) SB shall further be responsible for and shall use commercially reasonable efforts to (a) prepare the Marketing Plan and provide Aphton with a copy prior to release; SB shall take hereto any reasonable comment of Aphton into consideration and representatives of both parties shall discuss every quarter about its contents; (b) market and commercialize the Product in the Territory; (c) formulate and develop marketing strategies for the Product on a Regulatory Jurisdiction per Regulatory Jurisdiction basis; (d) perform all Product distribution and sales functions, including but not limited to order taking and processing, (e) deliver and process the sales of the Product and (f) cooperate with Aphton to maintain the effectiveness of any licenses, permits, approvals or registrations obtained in connection with the performance of this Agreement.

          5.2 Aphton shall supply any Aphton Know-How which SB may require and shall provide to SB, at SB's request, technical assistance within its area of expertise concerning development, production and commercialization of Product. Provision of such technical assistance shall include, but not be limited to, visits by Aphton personnel to SB at Aphton's expense, and visits by SB personnel to Aphton, at SB's expense, at times and for periods of time upon which the parties will agree. Aphton will provide reasonable quantities of preclinical test material for SB as required through the course of the Development Program.

          5.3 SB shall be responsible for scaling up Product and manufacturing Product at its facilities.

                                   ARTICLE 6
                               COMPENSATION TERMS

          6.1 Simultaneously with the execution and delivery of this Agreement, Aphton and SB have entered into a Subscription Agreement, dated the Effective Date, in the form attached hereto as Exhibit C, pursuant to which (i) Aphton has agreed to sell and SB has agreed to purchase the number of shares of common stock, par value $.001 per share, of Aphton set forth in the Subscription Agreement for a purchase price of US $5,000,000, (ii) Aphton shall be entitled to a Put Option (as defined in the Subscription Agreement) and (iii) SB shall be entitled to a Call Option (as defined in the Subscription Agreement), all as subject to the terms and conditions set forth therein.

          6.2 Royalties.

          6.2.1 As sole consideration of SB hereunder, other than its obligation to fund the development costs up to a maximum amount of [Redacted]* US Dollars in accordance with Section 3.2 above and taking into account (i) the advanced stage of the preclinical development of product, (ii) Aphton's contribution in the development cost for the portion exceeding [Redacted]* US Dollars and Aphton's contribution in the Product Cost and Expenses for the five years after Commercial Launch, (iii) the expected probability of a launch date as set forth in Development Program, (iv) no third party royalties for Additional Technology (as this term is defined in Section 2.3) are expected to be payable during the term of this Agreement, and (v) in absence of any license fee, technology access fee, milestone payments. SB shall pay the following royalties to Aphton in consideration of all rights and licenses granted hereunder: Aphton Royalties as set forth in Section 6.2.2 and royalties under Aphton Know-How as set forth in
Section 6.5.

          6.2.2 Aphton Royalties. Subject to Section 6.4 and commencing in the year in which Commercial Launch occurs in Regulatory Jurisdictions set forth in
Section 6.4(i). SB shall make payments to Aphton ("Aphton Royalties") based upon Net Sales (as determined by Section 6.4). The amount of Aphton Royalties shall be determined in accordance with the following principles:

          The applicable royalty rate in a given calendar year will be based on the ratios set forth below (attributable to the relevant portions of Net Sales as determined by Section 6.4) and Aphton Royalties will be determined as follows:

------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

           ------------------------- -------------------------
                Net Sales levels
            (in million US Dollars)        Royalties %
           ------------------------- -------------------------
           ------------------------- -------------------------
                      $[Redacted]*          [Redacted]*%
           ------------------------- -------------------------
           ------------------------- -------------------------
                      $[Redacted]*          [Redacted]*%
           ------------------------- -------------------------
           ------------------------- -------------------------
                      $[Redacted]*          [Redacted]*%
           ------------------------- -------------------------
           ------------------------- -------------------------
                      $[Redacted]*          [Redacted]*%
           ------------------------- -------------------------
           ------------------------- -------------------------
                      $[Redacted]*          [Redacted]*%
           ------------------------- -------------------------

          6.2.3 The foregoing Net Sales levels are incremental, and the payments of Aphton Royalties (if any) will change in relation to the level of Net Sales achieved in a calendar year (e.g., if Net Sales of the Product are $[Redacted]*, Aphton Royalties due would be the sum of: (i) [Redacted]*% of the Net Sales attributable to the first $[Redacted]* of Net Sales; and (ii) [Redacted]*% of the Net Sales attributable to the next $[Redacted]* of Net Sales. Net Sales levels set forth in the table above (1st column) will be indexed for inflation or deflation in accordance with the U.S. Department of Commerce, Consumer Price Index or its successor index, beginning in the first full calendar year following one year after the first Commercial Launch of the Product or the year 2002, whichever is earlier.

          6.2.4 If the average sales price per dose in a Regulatory Jurisdiction and in a given calendar year drops below [Redacted]* per dose as indexed for inflation or deflation in accordance with the local consumer price index or equivalent index beginning the first full calendar year following one year after the first Commercial Launch of the Product in such Regulatory Jurisdiction, the above mentioned percentages which determine Aphton Royalties will be reduced and parties will negotiate in good faith an amendment to this Agreement in order to reflect such reduction.

          6.2.5 In the event on a Regulatory Jurisdiction per Regulatory Jurisdiction basis, Cost and Expenses of SB pertaining to Product (as forecasted) during any year of the [Redacted]* years period after Commercial Launch in such Regulatory Jurisdiction exceeds [Redacted]*% of the Net Sales ("Target Cost and Expenses") over such year, SB shall be entitled to:

          (A) apply a fixed royalty of [Redacted]*% on Net Sales to determine Aphton Royalties regardless the portion of Net Sales achieved in the Territory in such year; and

          (B) credit the difference ("Excess") between the Cost and Expenses and the Target Cost and Expenses of such period in such Regulatory Jurisdiction against Aphton Royalties and royalties payable under Section 6.5 payable in the same year to the following extent:

          In each such year of the [Redacted]* years after Commercial Launch in such Regulatory Jurisdiction, SB shall be entitled to credit [Redacted]*% of such Excess deducted pro rata from the monthly payments set forth in Section 7.2. However, in no event shall [Redacted]*% of such Excess exceed [Redacted]% of Aphton Royalty which would have been payable in such Regulatory Jurisdiction and such year pursuant to Section 6.2.5.B above assuming Excess equals [Redacted]*, i.e., [Redacted]*% of Net Sales in such year and in such Regulatory Jurisdiction.

------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

          In no event shall such credit cause total Aphton Royalties and royalties payable under Section 6.5 in such year and in the Territory to be reduced by more than [Redacted]*. Any portion remaining uncredited shall be carried forward to any subsequent year, until such credit is exhausted.

          Parties shall adjust the Excess and the amount creditable  pursuant to
Section  6.2.5.B  above  once the actual  costs  incurred  by SB and  defined in
Section 1.25 are available on a six month basis but in no event later than 90 days after the end of the relevant 6 month period and shall credit the difference on account of SB or Aphton as the case may be.

          For the avoidance of doubt, in case Costs and Expenses do not exceed [Redacted]*% of Net Sales, Aphton Royalties shall be determined in accordance with Section 6.2.2 through 6.2.4.

          SB shall at all times use its reasonable efforts to diligently promote sales of Product in accordance with the provisions of Section 5 herein regardless the royalty percentage earned by Aphton.

          6.3 In the event of a Blocking Patent covering Product licensed hereunder, all financial obligations to Third Persons will be [Redacted]* and SB shall deduct Aphton's share herein from Aphton Royalties hereunder. Any unused credit shall be carried forward to any subsequent calendar year.

          6.4 Aphton Royalties as determined by Section 6.2.2 above is subject to the following conditions:

          (i) Net Sales shall apply to sales generated in Regulatory Jurisdictions in which Aphton has a granted unencumbered, unrevoked Aphton Patent covering Product and until in each Regulatory Jurisdiction within the Territory expiration, lapse or invalidation of the last remaining Patent covering Product in such Regulatory Jurisdiction.

          (ii) no Aphton Royalties shall be payable and only Know-How Royalties shall apply as set forth in Section 6.5, in those Regulatory Jurisdictions wherein Aphton has exercised its co-promotion rights pursuant to Section 2.2 above.

          (iii) the royalty percentage of Aphton Royalties for each Net Sales levels as set forth in Section 6.2.2 shall be reduced by [Redacted]*% in case SB Immunogens or SB Adjuvant Technology or SB Know-How is needed for the Product to have the safety, immunogenicity or efficacy profile as determined by the Steering Committee and pursuant to a request or recommendation by the regulatory authorities.

          6.5 Know-How Royalties. As a consideration for the use of Aphton Know-How granted to SB under this Agreement, SB shall pay to Aphton for a period of [Redacted]* years from the first bona fide commercial sale of Product anywhere in the Territory the following royalty: [Redacted]*% of annual Net Sales from sales of Product in those Regulatory Jurisdictions where Aphton has no granted, unencumbered and unrevoked Aphton Patent covering Product. After this [Redacted]* year period and until termination or expiration of this Agreement, said royalty rate shall be reduced to [Redacted]*% for such Regulatory Jurisdictions.

------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

          6.6 Payment Method and Timing of Payment; Withholding Taxes. (a) (i) SB shall pay Aphton Royalties as this results from Section 6.2.2 and/or royalties set forth in Section 6.5 in accordance with the provision of Section
7.2. For the purpose of determining the monthly payments of Aphton Royalties and the portions of Net Sales set forth in Section 6.2.2, Net Sales of Product made in Regulatory Jurisdictions specified in Section 6.4(i) shall be accumulated per calendar year on a rolling monthly basis and SB shall apply the appropriate percentage of royalty until a portion of Net Sales set forth in Section 6.2.2 has been exhausted. Once a certain portion of Net Sales has been exceeded in a given calendar year, SB shall apply the next applicable royalty percentage as set forth in Section 6.2.2 for Net Sales made in said Regulatory Jurisdictions.
(ii) Any payment made by SB to Aphton hereunder shall be made by wire transfer in U.S. Dollars to the account designated by Aphton. Payment by SB shall be deemed to have been made as of the day on which such payment is received at the account designated by Aphton. All payments under this Agreement other than the payments set forth in Section 7.2 will be due no later than the first business day after the fifteenth (15th) day of the month or if SB fails to make a timely payment due under this Agreement, interest at a per diem rate equal to the then-current U.S. prime rate shall accrue on the amount of payment for each day such payment is overdue, provided that such interest shall in no event exceed the maximum rate permitted by applicable law. (b) Any withholding or other taxes that SB or any of its Affiliates are required by law to withhold or pay on behalf of Aphton with respect to the payments to Aphton under this Agreement shall be deducted from such payments to Aphton and paid contemporaneously with the remittance to Aphton; provided, however, that in regard to any tax so deducted SB shall furnish Aphton with proper evidence of the taxes paid on its behalf. Aphton will furnish SB with appropriate documents to secure application of the most favorable rate of withholding tax under applicable tax treaties.

          6.7 Monetary Conversion from the currency of a foreign country in which Product is sold into US Dollars shall be made at the exchange rate in force on the last business day of the period for which Aphton Royalties and/or royalties set forth in Section 6.5 are being payable, as certified by Barclay's Bank, London.

                                   ARTICLE 7
                      BOOKS, RECORDS AND INSPECTION RIGHTS

          7.1 Books, Records and Inspection Rights. SB shall maintain complete and accurate books and records in connection with its promotion, marketing, distribution and selling of the Product and, in the case of Aphton, its research and development costs. Upon a reasonable written request of one party, the other party shall permit the first party to inspect or to use an independent accounting firm to audit, in each case at the first party's own expense, the internal accounts of the second party provided such examination shall not take place more often than once a year and shall not cover such records for more than two (2) years.

          7.2 Within sixty (60) days after the close of each calendar month on a rolling monthly basis as from Commercial Launch, SB shall deliver to Aphton a true accounting of Products sold by SB, its Affiliates, sublicensees and distributors during such period and shall at the same time pay all Aphton Royalties and/or royalties due pursuant to Section 6.5 for such calendar month. Such accounting shall show sales on a Regulatory Jurisdiction per Regulatory Jurisdiction basis.

                                   ARTICLE 8
                         REPRESENTATIONS AND WARRANTIES

          8.1 Due Organization, Valid Existence and Due Authorization. Each of Aphton and SB hereby represents and warrants to the other party that on the date hereof (a) such party is duly incorporated and validly existing and/or registered as applicable under the laws of the relevant jurisdiction and (b) has the full power and authority (i) to own and operate its properties and to conduct its business as described in its articles of association and (ii) to execute, deliver and perform this Agreement.

          8.2 Approvals, Binding Obligations and No Violations. Each of Aphton and SB hereby represents and warrants to the other party that on the date hereof such party has taken all requisite actions and obtained all consents, approvals, authorizations and permits necessary for the execution, delivery and performance of this Agreement. This Agreement constitutes the legal, valid and binding obligation of each of Aphton and SB enforceable against such party in accordance with its terms. The execution, delivery and performance of this Agreement will not violate (a) such party's articles of incorporation, (b) any other agreements or obligations of such party or (c) any currently effective laws, regulations or decrees of the United States or any other relevant jurisdiction.

          8.3 Patents and Patent Applications. Aphton warrants and represents to SB that (a) it owns and/or controls all the patents and has proprietary rights to all the patent applications listed in Schedule A attached hereto, (b) the list in Schedule A contains all patents and/or patent applications relating to Product that are owned and/or controlled by Aphton on the Effective Date, and
(c) to its best knowledge, there are no actual or threatened claims by a Third Person against Aphton's ownership of, or proprietary rights to, such patents or patent applications.

          8.4 Aphton acknowledges that in entering into this Agreement SB has relied or will rely upon information supplied by Aphton pursuant to a Confidentiality Agreement signed by SB on April 16, 1996 and by Aphton on March 4, 1996 and Aphton warrants and represents that such product information is accurate and complete in all material aspects. Aphton further warrants and represents that to the best of its knowledge it has and will supply information concerning Technology and Product.

          8.5 Aphton warrants and represents that its directors, and/or scientists and have no present knowledge of existence of any pre-clinical or clinical data or information covering Product which suggest that there may be toxicity, safety and/or efficacy concerns which may materially impair the utility and/or safety of Product.

          8.6 Aphton warrants that the agreement dated August 4, 1994 between Aphton and [Redacted]* and [Redacted]* on the subject matter of the exclusive license of GnRH is still in full force and effect and Aphton is not aware of any circumstance justifying termination of this Agreement for breach.

          8.7 Sales and Marketing Capabilities. SB hereby represents that it has sufficient sales and marketing capabilities including adequate personnel trained in detailing vaccines to adequately support its obligations under this Agreement in the Major Markets within the Territory.

------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

          8.8 Disclaimer. Except as expressly set forth herein, neither party makes any express or implied warranties, statutory or otherwise, concerning the value, adequacy, freedom from fault of, other quality, efficiency, stability, characteristics or usefulness of, or merchantability of fitness for a particular purpose of, the Product; provided however, nothing contained in this Section 8.8 shall be deemed a waiver of, or be deemed to limit, the obligations of each party hereunder.

                                   ARTICLE 9
                             INTELLECTUAL PROPERTIES

          9.1 Product Trademarks. SB shall be responsible for the selection of Product Trademarks. SB shall be responsible for registration and maintenance of such Product Trademarks and SB shall own and/or control any such Product Trademarks.

          9.2 Intellectual Property Developed During the Term of this Agreement.

          9.2.1 Any invention or discovery in the Field made solely by Aphton during the course of the Development Program Term shall be owned solely by Aphton. Any invention or discovery in the Field made solely by SB during the course of the Development Program Term shall be owned solely by SB. Any invention or discovery in the Field made jointly by Aphton and SB during the course of the Development Program Term shall be jointly owned by SB and Aphton.

          9.2.2 Any patent and/or patent application arising out of an invention or discovery in the Field made solely by an employee or agent of SB shall be filed by and in the name of SB. Any patents and/or patent application arising out of an invention or discovery in the Field made solely by an employee or agent of Aphton shall be filed by and in the name of Aphton and such Patents shall be automatically and exclusively licensed to SB hereunder for use of Products within the Field in accordance with Section 2.1. In doing so, Aphton shall take into account any reasonable recommendation of SB including but not limited to in which Regulatory Jurisdiction Patents will be filed. Any patents and/or patent applications arising out of an invention or discovery pertaining to Products for use in the Field made jointly by SB and Aphton shall be filed in the joint names of SB Bio and Aphton ("Joint Patents"). Neither party shall license its rights under a Joint Patents to a Third Person without the prior written agreement of the other party.

          9.3 Aphton Intellectual Property; Infringement.

          (a) Aphton shall be responsible for the filing, prosecution and maintenance of Aphton Patent at its own expense. Aphton shall disclose to SB the complete texts of all patents and patent applications filed and/or controlled by Aphton which relate to Product as well as all information received concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving a Aphton Patent anywhere in the Territory. SB shall have the right to review all such pending applications and other proceedings and make recommendations to Aphton concerning them and their conduct and Aphton shall take any such SB comment and recommendation into consideration. Aphton agrees to keep SB promptly and fully informed of the course of patent prosecution or other proceedings including the provision to SB of copies of substantive communications, search reports and Third Person observations submitted to or received from patent offices throughout the Territory. Aphton shall provide such patent consultation to SB at no cost to SB. SB shall hold all information disclosed to it under this section as confidential subject to the provisions of
Section 10.

          SB shall have the right but not the obligation to assume responsibility for any Aphton Patent or any part of an Aphton Patent which Aphton desires, after consultation with SB, to abandon or otherwise cause or allow to be forfeited.

          (b) In the event that either party becomes aware of an infringement of any of the Aphton Patents or of any action by a Third Person for a declaration that any of the Aphton Patents are invalid or unenforceable or any infringement of SB's rights hereunder, it shall promptly notify the other party in writing. SB shall have the first right but not the obligation to [Redacted]*. Prior to starting such infringement action, SB shall consult with Aphton on the strategy to be followed and take any reasonable recommendation of Aphton into account. If SB has not commenced a particular infringement action within ninety (90) days of notification of any such infringement Aphton after notifying SB shall be entitled to bring such infringement action at its own expense. The parties shall cooperate with each other and provide all necessary and reasonable assistance in any of such actions.

          (c) Either party shall select its outside counsel to represent its interests, unless specified otherwise herein.

          (d) Aphton and SB shall [Redacted]*.

          (e) The parties shall keep one another informed of the status of and of their respective activities regarding any patent litigation or settlement thereof concerning Product.

          (f) Aphton shall authorize SB to act as Aphton's agent for the purpose of making any application for any extensions of the term of Patents and shall provide reasonable assistance therefor to SB, at Aphton's expense (In the United States of America as permitted under Title 35 of the United States Code).

          (g) Aphton, on behalf of itself, its officers, agents and successors hereby waives any and all actions and causes of action, claims and demands whatsoever in law or equity of any kind against SB and its Affiliates based upon the exercise by SB of its rights under this Section 9.3 except in the case of gross negligence and/or willful misconduct by SB.

          9.4 Third Party Claims of Infringement. In the event that a claim of patent infringement is made against Aphton or SB in connection with the Product or the rights of SB licensed hereunder during the term of this Agreement, either individually or collectively, the party sued shall promptly notify the other party in writing. Each party sued shall have the obligation to [Redacted]* and the other party shall cooperate and provide all necessary and reasonable assistance in any such action.

          9.5 Ownership of Regulatory Permits, Approvals. The parties hereby agree that where permissible by law any and all licenses, permits, approvals or registrations obtained of Product, including without limitation any U.S. FDA New Drug Application, (NDA) (the "Product Registrations") shall be co-owned by Aphton and SB during the term of this Agreement. To the extent co-ownership is not permitted in a particular Regulatory Jurisdiction, SB shall be named sole owner. SB shall take all reasonable measures to enable Aphton to sell Product under SB's Product Registration in such Regulatory Jurisdiction in case the license hereunder would become co-exclusive in accordance with Section 2.2.

------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

          9.6 S.P.C. If SB request Aphton to do so, Aphton shall diligently apply for patent extension and SPC where possible and SB shall provide all necessary assistance, including marketing authorisation certificates where needed.

                                   ARTICLE 10
                   EXCHANGE OF INFORMATION AND CONFIDENTIALITY

          10.1 (a) During the term of this Agreement, SB shall have full access to all matters encompassed within Technology and Aphton shall upon the request of SB promptly disclose and/or supply SB with all Technology.

          (b) During the term of this Agreement, SB shall have full access to (and Aphton will promptly disclose upon request of SB) all technology, information, inventions, data, process technology and any other information related to Product, whether patentable or not, which Aphton may develop, acquire or otherwise have or obtain rights or access to.

          (c) During the term of this Agreement, each party shall promptly disclose to the other party any information that it obtains or develops regarding the efficacy and safety of Product and shall promptly report to the other party any confirmed information of serious or unexpected reactions or side effects related to the utilization or medical administration of Product.

          10.2 Company Information.

          (a) Each of Aphton and SB acknowledges that all the Company Information provided by the other party is confidential and proprietary to the other party and further that the information developed by either or both parties during the term of this Agreement which relates to the research, development, marketing or sales of the Product shall be treated as Confidential Information and agrees to (a) maintain such information in confidence during the term of this Agreement and for a period of 5 years thereafter and (b) use such information solely for the purpose of performing its respective obligations hereunder. Each of Aphton and SB covenants that it shall not disclose any such information to a Third Person except to its employees, agents or any other person under its authorization, on a need to know basis, provided such employees, agents or person under its authorization are subject in writing to the same confidentiality obligations as either Aphton or SB, as the case may be.

          (b) Notwithstanding anything provided above, the restrictions provided in this section shall not apply to the information that is (i) already in the public domain as of the Effective Date, (ii) received by either Aphton or SB on an unrestricted basis whereby the receiving party has no duty of confidentiality to the party providing such information, (iii) is required to be disclosed to a governmental or other regulatory authority to the extent that such is required by applicable laws, regulations or court orders of the applicable jurisdiction, in which case the disclosing party shall promptly notify the other party of such disclosure, (iv) is subsequently and independently developed by employees of the receiving party or its Affiliates who had no knowledge of the confidential information disclosed, and (v) known by either Aphton or SB at the time of disclosure and such prior knowledge is established by documentary evidence.

          10.3 Injunctive Relief. Each party acknowledges that damages resulting from disclosure of the Company Information would be an inadequate remedy and that in the event of any such disclosure, the other party shall be entitled to seek injunctive relief or other equitable relief in addition to any and all remedies available at law or in equity, including the recovery of damages and reasonable attorneys' fees.

          10.4 Nothing herein shall be construed as preventing either party from disclosing any information received from the other party to an Affiliate or sublicensee or distributor, provided such Affiliate or sublicensee or distributor has undertaken a similar obligation of confidentiality with respect to the confidential information.

          10.5 All confidential information disclosed by one party to the other shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that confidential information received from the other party under this Agreement remains the property of the other party and (ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

                                   ARTICLE 11
                                    INDEMNITY

          11.1 Each party shall indemnify and hold the other party or its Affiliates harmless, and hereby forever releases and discharges the other party or its Affiliates, from and against all claims, demands, liabilities, damages and expenses, including attorney's fees and costs (collectively, "Damages") but excluding punitive or consequential damages (such as lost profits), arising out of (i) the gross negligence, recklessness, wrongful acts of the indemnifying party or its Affiliates, (ii) any breach or violation of, or failure to properly perform any covenant or agreements made by such indemnifying party in this Agreement and (iii) any breach of any of the representations or warranties made by such indemnifying party in this Agreement.

          11.2 If either SB or Aphton, or any Affiliate of SB or Aphton (in each case an "Indemnified Party"), receives any written claim which it believes is the subject of indemnity hereunder by either SB or Aphton, as the case may be (in each case an "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party, including full particulars of such claim to the extent known to the Indemnified Party; provided, however, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim with counsel reasonably satisfactory to the
Indemnified Party, and at the cost of the Indemnifying Party. If the Indemnifying Party does not assume the defense of such claim, the Indemnified Party may assume such defense with counsel of its choice at the sole expense of the Indemnifying Party. If the Indemnifying Party so assumes such defense, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the Indemnified Party.

          11.3 The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be borne solely by the Indemnifying Party.

          11.4 No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, however, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.

                                   ARTICLE 12
                                  FORCE MAJEURE

          Neither party shall be held liable or responsible to the other party or be deemed to have breached or defaulted under this Agreement for failure or delay in performing its obligations hereunder to the extent, and as long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, embargoes, war, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God, omissions or delays in acting by any governmental authority ("Force Majeure Events"). In the event of occurrence of the foregoing, either party must use reasonable efforts to mitigate the adverse consequence of such force majeure.

                                   ARTICLE 13
                              TERM AND TERMINATION

          13.1 Term of this Agreement. The term of this Agreement shall expire upon the expiration, lapse or invalidation of the last remaining Aphton Patent in the Territory or twenty (20) years from Effective Date whichever comes later. Expiration of the Agreement under this Section 13.1 shall not preclude SB from continuing to exercise the rights and licenses granted to it hereunder without any further royalty or other obligation.

          13.2 Termination by Either Party. Upon occurrence of any of the following, either party may terminate this Agreement, in whole or in part, with respect to the Product: (a) mutual agreement, (b) material breach of this Agreement provided that the non-breaching party notifies the breaching party in writing of such breach and the breaching party does not cure the breach within 60 days after receiving the notice and (c) liquidation, dissolution, winding-up, insolvency, bankruptcy, or filing any petition therefor, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of any party.

          13.3 Termination by SB. SB shall have the right to terminate this Agreement (i) prior to receipt of regulatory approval, upon sixty (60) days prior notice to Aphton, or (ii) after regulatory approval, upon one hundred eighty (180) days prior notice to Aphton, in the event that SB determines at its sole discretion that for safety, efficacy or economical reasons it does not wish to promote, market or sell the Product. In such event, SB shall have no further obligation to

Aphton, except as provided in Section 13.4 hereof and Aphton shall have no further obligation to SB.

          13.4 Effect of Termination.

          13.4.1 Upon the expiration or termination of this Agreement by Aphton pursuant to Section 13.2.b or l3.2.c, (a) SB shall cease to have the right to use, promote, market, distribute, sell or otherwise to commercialize the Products in any manner, (b) the Product Registrations and any and all requisite approvals, permits, licenses, filings, registration, or any application thereof, or any other regulatory records obtained pursuant to this Agreement or in connection with the Product, shall be delivered, transferred and assigned to and exclusively owned by Aphton, provided, that any permits or registrations which cannot be so assigned shall be terminated by SB, and (c) all right, title and interest in and to the Product, Technology, and any goodwill pertaining thereto (including, without limitation, all documentation embodying Product Intellectual Property, relating to suppliers, customer lists, manuals, specifications and formulas), will be fully assigned and transferred to Aphton and SB shall immediately cease to use, either directly or indirectly, the Product Trademarks, brand names, trade names, labels, markings, patents, know-how related to the Products and (d) SB shall cease to use the Company Information. The obligations of Article 10, Article 11 and Article 12 hereof, however, will survive any termination of the Agreement.

          13.4.2 Upon termination of this Agreement by SB pursuant to Section 13.2.b or in case of Section l3.2.c other than bankruptcy of Aphton, SB shall have a royalty free exclusive license under Technology to develop, use, make and sell the Product in Territory.

          13.4.3. Termination of this Agreement shall terminate all outstanding obligations and liabilities between the parties arising from this Agreement except those described in Sections 7.1, 9.1, 9.2, 9.3(f), 9.3(g), 9.4, 13.4,
14.2.

          13.4.4 Upon termination of this Agreement and subject to the provisions contained in Section 2; Aphton shall have the right to retain any sums already paid by SB hereunder, and SB shall pay all sums accrued hereunder which are due.

                                   ARTICLE 14
                                  MISCELLANEOUS

          14.1  Effectiveness  of  this  Agreement.   This  Agreement  shall  be
effective     as    of    the     Effective     Date    first    given    above.

          14.2 Governing Law. This Agreement shall be governed by and construed in accordance with laws of the State of New York without giving effect to the principles of conflict of law thereunder (other than Section 5-1401 of the General Obligations Law). Any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity thereof, that cannot be settled amicably by agreement of the parties hereto, shall be finally settled by the Courts of New York.

          14.3 Notices. Any notice or other communication that is required or that may be delivered hereunder shall be in writing and shall be delivered personally (including by courier) and by facsimile to the other party hereto at the address set forth below:

          (a) if to Aphton:   Aphton Corporation
                              Philip C. Gevas, Chairman, President and Chief
                              Executive Officer
                              Aphton Corporation
                              80 S.W.8th Street, Suite 2160
                              Miami, Florida 33130
                              305-374-7338 (office)
                              305-374-7615 (facsimile)

                              with a copy to:
                              Dimitrios T. Drivas, Esq.
                              White & Case LLP
                              1155 Avenue of the Americas
                              New York, NY 10036
                              212-819-8286 (office)
                              212-354-8113 (facsimile)

          (b) if to SB:       SmithKline Beecham PLC
                              New Horizons Court
                              Great West Road
                              Brentford, Middlesex TW8 9EP
                              United Kingdom
                              Attn: General Counsel

                              with a copy to:
                              SmithKline Beecham Biologicals S.A.
                              89 rue de l'Institut
                              1330 Rixensart
                              Belgium
                              Attn: Jean Stephenne
                              Senior Vice President - General Manager
                              Tel: 32 2 656.82.50
                              Fax: 32.2.656.80.25

                              and:

                              Director Business Development
                              Tel: 32-2-656-9905
                              Fax: 32-2-656-8026

          14.4 No Third Party Beneficiary. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

          14.5 Integration. This Agreement constitutes the entire agreement of the parties hereto regarding the subject matter hereof and supersedes all prior agreements with respect thereto.

          14.6 Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by Aphton and SB.

          14.7 No Assignment and Binding Effect. Except for the right of the Parties to assign to an Affiliate, neither Aphton nor SB may assign this Agreement or any of its rights, interests, duties or obligations hereunder without the prior written consent of the other party, which consent will not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of Aphton or SB.

          14.8 Headings. The headings in this Agreement are for convenience of reference and shall not affect the meaning or interpretation of the provisions hereof.

          14.9 Severability and No Waiver. If any provision herein shall be held invalid or unenforceable by a court of competent jurisdiction or other authority, the remainder of the provisions herein shall remain in full force and effect and shall not be affected thereby. Nothing contained in this Agreement shall cause the failure of either party hereto to insist upon strict compliance with any other provision hereof by the other party to operate as a waiver with respect to such provision, unless such waiver is in writing and delivered to the other party hereto in accordance with Section 14.3 hereof.

          14.10 Originals. Aphton and SB shall execute two originals of this Agreement. Each party hereto shall retain one original. Each original shall be equally valid.

          14.11 Bankruptcy Acknowledgment. Each of the parties hereto acknowledges and agrees that this Agreement (i) constitutes a license of Intellectual Property (as such term is defined in the United States Bankruptcy Code, as amended (the "Code")), and (ii) is an executory contract, with significant obligations to be performed by each party hereto. The parties agree that each may fully exercise all of its rights and elections under the Code following any event of bankruptcy affecting the other, including, without limitation, those set forth in Section 365(n) of the Code.

          14.12 Quality Assurance. Aphton and SB shall retain batch data records and quality control certificates for each batch of the Product and, if requested by the other party will provide such information to that party. Such records shall be retained for the longest period required by any Regulatory Jurisdiction in the Territory.

          14.13 Product Recalls. Aphton and SB shall observe at all times all legal requirements in order to maintain an effective system for the recall from the market of the Product. Notwithstanding anything herein to the contrary, if SB or Aphton deems it necessary to effect a recall of the Product, it shall notify the other party using reasonable notice under the circumstances of such intended recall and SB shall decide on such recall.

          IN WITNESS WHEREOF, Aphton and SB have caused this Agreement to be executed in duplicate by their duly authorized representatives as of the day and year first above written.

APHTON CORPORATION                    SMITHKLINE BEECHAM PLC



By: /s/ Philip C. Gevas               By: /s/ Jean Stephenne
   -------------------------------      ----------------------------------------
Name:  Philip C. Gevas                Name:  Jean Stephenne
Title: Chairman, President            Title: Senior Vice President - General
       and Chief Executive Officer           Manager

                                   SCHEDULE A
                                   ----------

                     PATENTS ASSIGNED TO APHTON CORPORATION

                 SERIAL NO./      PATENT NO./      PUBLICATION
  COUNTRY        FILING DATE      GRANT DATE       NO. AND DATE      STATUS
-------------- --------------- ---------------- ----------------- --------------


                      [Omitted pursuant to Regulation S-K]







                 SERIAL NO./      PATENT NO./      PUBLICATION
  COUNTRY        FILING DATE      GRANT DATE       NO. AND DATE      STATUS
-------------- --------------- ---------------- ----------------- --------------


                      [Omitted pursuant to Regulation S-K]

                                   SCHEDULE B
                                   ----------

                            CLINICAL DEVELOPMENT PLAN

                      [Omitted pursuant to Regulation S-K]

                                   SCHEDULE C
                             Subscription Agreement

          THIS AGREEMENT is made as of this 12th day of June, 1998, between APHTON CORPORATION (the "Company"), a Delaware corporation with its principal executive offices at the World Trade Center, 80 S.W. Eighth Street, Suite 2160, Miami, Florida, and SMITHKLINE BEECHAM plc (the "Purchaser"), a company organized under the laws of England with its registered office at New Horizons Court, Brentford Middlesex TW8 9EP, England.

                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Purchaser desires to subscribe for, and the Company desires to issue, the number of shares set forth in Section 1 of this Agreement (the "Initial Shares") of Common Stock, par value $.001 per share, of the Company (the "Common Stock") on the terms and subject to the conditions set forth herein; and

          WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company and the Purchaser have entered into a Collaboration and License Agreement (the "Collaboration and License Agreement");

          NOW, THEREFORE, IT IS AGREED:

          Section 1. Agreement to Sell and Purchase the Shares. Subject to the terms and conditions set forth in this Agreement, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company the number of Initial Shares equal to the quotient of 5,000,000 divided by the Share Price. For purposes of this Section 1, the "Share Price" shall mean the average of the closing prices of the Common Stock as reported on The Nasdaq Stock Market ("Nasdaq") for the five consecutive trading days immediately prior to the Closing Date (as hereinafter defined), multiplied by 1.6. Any resulting fractional shares shall be rounded to the nearest whole number.

          Section 2.  Delivery of the Shares at the Closing.

          2.1 Initial Closing. The completion of the purchase and sale of the Initial Shares under Section 1 (the "Initial Closing") shall occur simultaneously with the execution and delivery of this Agreement and the Collaboration and License Agreement (the "Initial Closing Date"). The Purchaser shall make payment of the full purchase price in the amount of US$5,000,000 (the "Purchase Price") of the Initial Shares pursuant to such wire transfer or other payment instructions as shall have been specified by the Company at least two business days prior to the date hereof. Simultaneously with the execution and delivery hereof, the Company shall deliver to the Purchaser, in exchange for such payment, one or more stock certificates registered in the name of the Purchaser, or in such name or names as may be designated by the Purchaser, representing the number of Initial Shares as determined pursuant to Section 1.

          2.2 Legend. The certificate or certificates representing the Initial Shares and any Put Option Shares and any Call Option Shares, each as defined below (collectively, the "Shares") shall contain a legend restricting transfer under the Securities Act of 1933, as amended (the "Securities Act"), such legend to be substantially as follows:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT WHICH IS CONFIRMED IN A LEGAL OPINION SATISFACTORY TO THE COMPANY."

          The certificate shall also include any legends required by any applicable state securities laws.

          Section  3.  Further  Agreements  of the  Company  and the  Purchaser.

          3.1 Put Option. The Purchaser hereby grants to the Company an irrevocable option (the "Put Option"), exercisable at anytime during the period commencing on the first anniversary of the Closing Date and ending on the third anniversary of the Closing Date. Such Put Option shall entitle the Company to sell to the Purchaser for a purchase price of US$5,000,000 (the "Put Option Price") the number of shares of Common Stock (the "Put Option Shares") determined pursuant to this Section 3.1. The completion of the purchase and sale of the Put Option Shares shall occur no later than 15 days after the receipt by the Purchaser of a notice (the "Put Option Notice") from the Company, which notice shall set forth the number of Put Option Shares to be sold. The number of Put Option Shares to be sold shall be equal to the quotient of 5,000,000 divided by the average of the closing prices of the Common Stock as reported on Nasdaq for the five consecutive trading days immediately prior to the date of the Put Option Notice. Any resulting fractional shares shall be rounded to the nearest whole number.

          The Purchaser shall pay the Put Option Price in immediately available funds by wire transfer to the account of the Company specified in the Put Option Notice. Simultaneously with such payment, the Company shall deliver to the Purchaser, in exchange for such payment, one or more stock certificates registered in the name of the Purchaser, or in such name or names as may be designated by the Purchaser, representing the number of Put Option Shares so purchased.

          3.2 Call Option. If and when the Company exercises the Put Option, the Purchaser shall have the option, exercisable once within 90 days of the date of the Put Option Notice, to purchase from the Company for a purchase price of US$5,000,000 (the "Call Option Price") an amount of additional shares of Common Stock (in excess of the Put Option Shares) (the "Call Option Shares") equal to the number of Put Option Shares. The completion of the purchase and sale of the Call Option Shares shall occur no later than 15 days after the receipt by the Company of a notice (the "Call Option Notice") from the Purchaser stating that it desires to purchase the Call Option Shares. Any resulting fractional shares shall be rounded to the nearest whole number.

          The Purchaser shall make payment of the Call Option Price in immediately available funds by wire transfer to the account of the Company specified in the Put Option Notice. Simultaneously with such payment, the Company shall deliver to the Purchaser, in exchange for such payment, one or two more stock certificates registered in the name of the Purchaser, or in such name or names as may be designated by the Purchaser, representing the number of Call Option Shares so purchased.

          Section 4. Representations, Warranties And Covenants Of The Company. The Company hereby represents and warrants to, and covenants with, the Purchaser that:

          4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. The Company is qualified as a foreign corporation to do business in each jurisdiction in the United States in which the ownership of its property or the conduct of its business requires such qualification, except where failure so to qualify would not have a material adverse effect on the Company.

          4.2 Authority. The Company has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby. Upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.3 Validity of Shares. The sale of the Shares is not subject to any preemptive rights or rights of first refusal that have not been waived and, when issued, sold and delivered in compliance with the provisions of this Agreement, the Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances created by the Company; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

          4.4 Accuracy of Reports and Information. The Company's Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All reports (the "SEC Reports") required to be filed by the Company during the period January 1, 1998 through the date of this Agreement pursuant to Section 13(a) or 15(d) of the Exchange Act, have been duly filed and were in compliance with the requirements of their respective forms as of the dates at which the information was furnished. Copies of all SEC Reports filed by the Company during such period are available to the Purchaser upon request. The Company will continue to file all reports required to be filed under the Exchange Act. At the time they were filed, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, certain of the Company's SEC Reports are under review by the SEC and are subject to further revision based on future comments of the SEC staff.

          4.5 No Conflict; No Violation. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not conflict with any provisions of the Certificate of Incorporation or By-laws of the Company or result in any material violation or default of, or permit the acceleration of any obligation under (in each case, upon the giving of notice, the passage of time, or both), any material mortgage, indenture, lease, agreement or other instrument, permit, franchise, license, judgment, order, decree, law, ordinance, rule or regulation applicable to the Company or its properties, the effect of which would have a material adverse effect on the Company.

          4.6 Consents and Approvals. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby have been obtained, or will be effective at the Initial Closing or the date of the closings, if any, for the Put Option Shares or the Call Option Shares, as applicable, except for notices required or permitted to be filed with certain state and federal securities commissions after such closing dates, as the case may be, which notices will be filed on a timely basis.

          4.7 Absence of Certain Developments. With respect to the Initial Closing, since April 30, l998 (and, with respect to the closings for the Put Option Shares or the Call Option Shares, since the end of the last fiscal quarter prior to the date of the Put Option Notice for which the Company's filing on Form 10-Q is publicly available), there has been no material adverse change in the financial condition or results of operations of the Company.

          4.8 Ex-Distribution Dates. The Company shall not deliver the Put Option Notice at any time when any of the closing prices used to compute the Put Option Price are for dates prior to the ex-dividend dale for any distribution with respect to the Shares unless the Purchaser receives such distribution with respect to the Put Option Shares and any Call Option Shares. The Purchaser shall not be entitled to any rights as a holder of the Put Option Shares or any Call Option Shares until completion of the closings at which it actually acquires such Shares.

          4.9 HSR Act Filings. Subject to terms and conditions hereof, the Company agrees to use commercially reasonable efforts to make promptly any necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") at such time as such filings may be required.

          4.10 Rule 14-4 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Shares to the public without registration, the Company agrees to use its best efforts to:

          (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act; and

          (b) Use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

          Section 5. Representations, Warranties and Covenants of the Purchaser. The Purchaser represents and warrants to, and covenants with, the Company that:

          5.1 Accredited Investor. The Purchaser is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act, and has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

          5.2 Investment Presentations. The Purchaser is aware that the Shares have not been registered under the Securities Act or any applicable state securities laws, and agrees that the Shares will not be offered or sold in the absence of registration under the Securities Act and any applicable state securities laws or an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

          The Purchaser understands that the offering and sale of the Shares is intended to be exempt from registration under the Securities Act, by virtue of
Section 4(2) and/or Section 4(6) of the Securities Act and the provisions of Regulation D promulgated thereunder, based, in part, upon the representations, warranties and agreements contained in this Agreement and the Company may rely on such representations, warranties and agreements in connection therewith. The Purchaser will not transfer the Shares in violation of the provisions of any applicable Federal or state securities laws.

          The Purchaser is acquiring the Shares for its own account and for investment, and not with a view to the resale or distribution thereof; it has no present intention of selling, negotiating, or otherwise disposing of the Shares. The Purchaser's financial condition and investments are such that it is in a financial position to hold the Shares for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, such Shares. In addition, by virtue of its expertise, the advice available to it, and its previous investment experience, the Purchaser has extensive knowledge and experience in financial and business matters, investments, securities, and private placements and the capability to evaluate the merits and risks of the transactions contemplated by this Agreement.

          5.3 Authority. The Purchaser further represents and warrants to, and covenants with, the Company that (i) the Purchaser has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and (ii) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.4 Purchaser Review. The Purchaser hereby represents and warrants that the Purchaser has carefully examined the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998, and all reports (the "SEC Reports") required to be filed by the Company during the period from January 1,1997 through the date of this Agreement pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and the financial statements contained therein. The Purchaser acknowledges that the Company has made available to the Purchaser all documents and information that it has requested relating to the Company and has provided answers to all of its questions concerning the Company and the Shares. The Purchaser further acknowledges that, as of the date of this Agreement, certain of the Company's SEC Reports are under review by the SEC and are subject to further revision based on future comments of the SEC staff. In evaluating the suitability of the acquisition of the Shares hereunder, the Purchaser has not relied upon any representations or other information (whether oral or written) other than as set forth in the SEC Reports, the License Agreement or as contained herein or in documents and information made available to it by the Company and answers to questions so furnished to it by the Company.

          5.5 HSR Act Filings. Subject to the terms and conditions hereof, the Purchaser agrees to use its commercially reasonable efforts to make promptly any necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") at such time as such filings may by required. The Purchaser shall pay the HSR Act filing fee.

          Section 6. Conditions To Initial Closing.

          6.1 Conditions to Obligation of the Purchaser. The Purchaser's obligation to purchase the Initial Shares at the Initial Closing Date is subject to the fulfillment, at or prior to the Initial Closing, of all of the following conditions:

          (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects on the date of the Initial Closing with the same force and effect as if they had been made on and as of said date, and the Company shall have performed all obligations and conditions herein required to be performed by it on or prior to the Initial Closing.

          (b) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Initial Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          (c) Qualifications; Legal Investment. All authorizations, approvals, or permits, if any, of any government authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Initial Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as the Initial Closing. No stop order or other order enjoining the sale of the Initial Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Initial Closing, the sale and issuance of the Initial Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

          6.2 Conditions to Obligations of the Company. The Company's obligation to issue and sell the Initial Shares at the Initial Closing is subject to the fulfillment to the Company's satisfaction, on or prior to the Initial Closing, of the following conditions:

          (a) Representations and Warranties True. The representations and warranties made by the Purchaser in Section 5 hereof shall be true and correct at the date of the Initial Closing, with the same force and effect as if they bad been made on and as of said date.

          (b) Performance of Obligations. The Purchaser shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or before the Initial Closing,

          (c) Qualifications; Legal Investment. All authorizations, approvals, or permits, if any, of any government authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of the Initial Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Initial Closing. No stop order or other order enjoining the sale of the Initial Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC or any commissioner of corporations or similar officer of any state having jurisdiction over this transaction. At the time of the Initial Closing, the sale and issuance of the Initial Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

          Section 7. Conditions To Put Option And Call Option Closings.

          7.1 Conditions to Obligations of the Purchaser. The Purchaser's obligations to purchase any Call Option Shares or Put Option Shares is subject to the fulfillment, at or prior to the respective closings, of all of the following conditions:

          (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 4 hereof shall be true and correct in all material respects on the date of such closing with the same force and effect as if they had been made on and as of said date; and the Company shall have performed all obligations and conditions herein required to be performed by it on or prior to such closing.

          (b) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the relevant closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

          (c) Qualifications; Legal Investment. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of any Put Option Shares or Call Option Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of such closing. No stop order or other order enjoining the sale of the Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC or any commissioner of corporations or similar officer of any other state having jurisdiction over this transaction. At the time of such closing, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

          (d) No Termination of Development Agreement; No Breach. No termination of the Collaboration and License Agreement dated as of the date of this Agreement between the Company and the Purchaser shall have become effective. In addition, the Company shall not have committed a material breach of said Collaboration and License Agreement as to which the Purchaser has provided the Company with written notice, unless such breach has been cured by the Company or waived by the Purchaser.

          (e) Bankruptcy. The Company shall not have (i) filed in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or (ii) been served with an involuntary petition against it, filed in any insolvency proceeding, which petition has not been dismissed as of the closing date with respect to either the Put Option Shares or the Call Option Shares.

          (f) HSR Act Clearance. The waiting period, if any, applicable to the consummation of the purchase and sale of the Shares under the HSR Act shall have expired or been terminated.

          7.2 Conditions to Obligations of the Company. The Company's obligation to issue and sell any Put Option Shares or Call Option Shares at the relevant closing is subject to the fulfillment to the Company's satisfaction, on or prior to the respective closings, of the following conditions:

          (a) Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Purchaser in Section 6 hereof shall be true and correct in all material respects on the date of such closing with the same force and effect as if they had been made on and as of said date; and the Purchaser shall have performed all obligations and conditions herein required to be performed by it on or prior to such closing.

          (b) Qualifications; Legal Investment. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale and issuance of any Put Option Shares or Call Option Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of such closing. No stop order or other order enjoining the sale of the Shares shall have been issued and no proceedings for such purpose shall be pending or, to the knowledge of the Company, threatened by the SEC or any commissioner of corporations or similar officer of any other state having jurisdiction over this transaction. At the time of such closing, the sale and issuance of the Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

          (c) HSR Act Clearance. The waiting period, if any, applicable to the consummation of the purchase and sale of the Shares under the HSR Act shall have expired or been terminated.

          Section 8. Broker's Fee. The parties hereto hereby represent that there are no brokers or finders entitled to compensation in connection with the transactions contemplated hereby.

          Section 9. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first class registered or certified mail, postage prepaid, and shall be deemed given when so mailed;

          (a) if to the Company, to Aphton Corporation, 80 S.W. 8th Street, Miami, Florida 33130, Attention: Philip C. Gevas, Chief Executive Officer, with a copy (which shall not constitute notice) to White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, Attention: Dimitrios Drivas, Esq., or to such other person at such other place as the Company shall designate to the Purchaser in writing; and

          (b) if to the Purchaser, to SmithKline Beecham plc, One New Horizons Court (1/NHC/3), Brentford, Middlesex TW8 9EP, England, Attention: General Counsel, with a copy (which shall not constitute notice) to SmithKline Beecham Biologicals Manufacturing S.A., 89 rue de l'Institut, 1330 Rixensart, Belgium, Attention: Jean Stephenne, Senior Vice President and General Manager or to such other person at such other place as the Company shall designate to the Purchaser in writing.

          Section 10. Entire Agreement. This Agreement together with the Collaboration and License Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof and thereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

          Section 11. Amendments. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and by the Purchaser.

          Section 12. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

          Section 13. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          Section 14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the United States of America.

          Section 15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party.

          Section 16. Expenses. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

          Section 17. Publicity. Neither party shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, except as may be required by applicable law or regulation as long as the disclosing party has used good faith efforts under the circumstances to consult with the other party as provided in this Section 17.

          Section 18. Confidentiality. The Purchaser acknowledges and agrees that any information or data it has acquired from the Company, not otherwise properly in the public domain, was received in confidence. The Purchaser agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information of the Company unless such information becomes available to the public generally or it is required by a governmental body to disclose such information.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives the day and year first above written.



                               APHTON CORPORATION



                               By: /s/ Philip C. Gevas
                                   ---------------------------------------
                                   Name:  Philip C. Gevas
                                   Title: Chairman., President and Chief
                                            Executive Officer


                             SMLTHKLINE BEECHAM plc



                             By: /s/ Jean Stephenne
                                 ------------------------------------------
                                 Name:  Jean Stephenne
                                 Title: Attorney-in-Fact